Exhibit 99.1

ContraFect Corporation Announces $20,000,000 Private Placement

YONKERS, NY — (Marketwire) — June 11, 2015 — ContraFect Corporation (NASDAQ: CFRX) (NASDAQ: CFRXW) (NASDAQ: CFRXZ), a biotechnology company focused on the discovery and development of protein therapeutics and antibody products for life-threatening, drug-resistant infectious diseases, today announced that it has entered into a definitive securities purchase agreement with a group of institutional accredited investors, Oracle Investment Management, Inc., Broadfin Capital, LLC, Crabtree Partners LLC, Birchview Capital, LP, and Cormorant Asset Management. The private placement consists of approximately 4.73 million shares of common stock, together with warrants to purchase approximately 2.36 million additional shares of common stock, yielding gross proceeds of $20 million. The purchase price for the securities is $4.23 per each share of common stock and warrant to purchase one-half share of common stock, which price is based on the closing price of the Company’s common stock on the Nasdaq Capital Market on June 10, 2015. The warrants have an exercise price of $8.00 per full share and a term of three years. The private placement is expected to close on or about June 12, 2015, subject to customary closing conditions.

“We are pleased to have strong participation from our new investors – Oracle, Broadfin, Crabtree, Birchview, and Cormorant – in completing this over-subscribed private placement,” said Julia P. Gregory, ContraFect’s Chief Executive Officer. “The proceeds we have raised will strengthen our balance sheet and support our corporate strategy of developing breakthrough alternative therapeutics for the drug resistant antibiotics and anti-infectives field.”

The proceeds will be directed to help fund our Phase 2 clinical trials for CF-301 for staph bloodstream infections, IND-enabling activities for CF-404 for serious influenza and other corporate purposes.

Brookline Group, LLC and M.M. Dillon & Co. Group LLC acted as placement agents for the transaction.

Roth Capital Partners, LLC acted as financial advisor to ContraFect.

The securities offered and to be sold by ContraFect in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the U.S. Securities and Exchange Commission or an applicable exemption from such registration requirements. ContraFect expects to file a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock sold in the private placement, as well as shares of common stock issuable upon exercise of the warrants to be issued to investors and the warrant to be issued to Brookline Group LLC. Any resale of ContraFect’s common stock under such resale registration statement will be made only by means of a prospectus.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, or the sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.

About ContraFect

ContraFect is a biotechnology company focused on discovering and developing therapeutic protein and antibody products for life-threatening, drug-resistant infectious diseases, particularly those treated in hospital settings. Due to drug-resistant and newly emerging pathogens, hospital acquired infections are currently the fourth leading cause of death in the United States, following heart disease, cancer and stroke. ContraFect intends to address drug-resistant infections using its therapeutic product candidates from its lysin and monoclonal antibody platforms to target conserved regions of either bacteria or viruses (regions that are not prone to mutation). ContraFect’s initial product candidates include new agents to treat antibiotic-resistant infections such as MRSA (drug-resistant staphylococcus bacteria) and influenza.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “develop,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” “as we begin to,” “as we look to,” “look forward to” or similar references to future periods. Forward-looking statements are statements that are not historical facts nor assurances of future performance. Instead, they are based on ContraFect’s current beliefs, expectations and assumptions regarding the future of its business, future plans, strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict and many of which are beyond ContraFect’s control, including those detailed in ContraFect’s filings with the Securities and Exchange Commission. Specific forward looking statements in this release include, without limitation, statements regarding our financial position, including assets and liabilities, our corporate strategy, the results of our Phase 1 CF-301 clinical trial, and the successful design and execution of our IND enabling studies for CF-404. Any forward looking statement made by ContraFect in this press release is based only on information currently available and speaks only as of the date on which it is made. Except as required by applicable law, ContraFect expressly disclaims any obligations to publicly update any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investor Relations Contact

Barbara Ryan

Clermont Partners

Tel: 203-274-2825

Email: bryan@clermontpartners.com

Avonelle McLean

ContraFect Corporation

Email: amclean@contrafect.com